Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
First Bancorp:

We consent to the use of our report dated March 5, 2008 in this Registration Statement on Form S-8, with respect to the consolidated financial statements of First Bancorp and its subsidiaries as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007, which is included in the Annual Report of First Bancorp as filed on Form 10-K and is incorporated herein by reference.

/s/ Elliott Davis, PLLC

Greenville, South Carolina
April 22, 2008